Exhibit 21

List of Subsidiaries of Olympic Steel, Inc.

Name of Subsidiary	State of Organization	% Ownership

Olympic Steel Lafayette, Inc.	Ohio	100%
Olympic Steel Minneapolis, Inc.	Minnesota	100%
Olympic Steel Receivables, Inc.	Delaware	100%
Olympic Steel Receivables LLC	Delaware	100%	(a)
Olympic Steel Trading, Inc.	Ohio	100%
Oly Steel Welding, Inc.	Michigan	100%
Olympic Steel Iowa, Inc.	Iowa	100%	(b)
OLP LLC	Michigan	50%	(c)
G.S.P., LLC	Michigan	49%	(d)

(a)	Owned 100% by Olympic Steel, Inc. and Olympic Steel Receivables, Inc.

(b)	Owned 100% by Olympic Steel Minneapolis, Inc.

(c)	Owned 50% by Oly Steel Welding, Inc.

(d)	Owned 49% by Oly Steel Welding, Inc.